Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements (No. 33-60188, 333-100659 and 333-231817) on Form S-8 of Educational Development Corporation of our reports dated May 13, 2021, relating to the financial statements and the effectiveness of internal control over financial reporting of Educational Development Corporation, appearing in this Annual Report on Form 10-K of Educational Development Corporation for the year ended February 28, 2021.

/s/ HOGANTAYLOR LLP

Tulsa, Oklahoma

May 13, 2021